Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2010 RESULTS
RALEIGH, NC — March 9, 2011, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its results for the fourth quarter of 2010 and the full year of 2010.
In commenting on the Company’s results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “2010 was a very productive year for Triangle. We experienced significant investment activity as we added 16 new companies to our investment portfolio representing over $140 million in total value and we made approximately $33 million in follow-on investments in our existing portfolio companies. During the fourth quarter we increased our dividend per share to $0.42, and we successfully transferred the listing of our common stock to the New York Stock Exchange. In total, we couldn’t be more pleased with the progress we made toward our long-term goals during 2010.”
Fourth Quarter 2010 Results
Total investment income during the fourth quarter of 2010 was $10.4 million, compared to total investment income of $7.6 million for the fourth quarter of 2009, representing an increase of approximately 37.4%. The Company’s increase in investment income is primarily attributable to a $2.9 million increase in total loan interest, fee, dividend and paid-in-kind interest income due to a net increase in portfolio investments.
Net investment income during the fourth quarter of 2010 was $6.2 million, compared to net investment income of $4.0 million for the fourth quarter of 2009, representing an increase of approximately 52.9%. Net investment income per share during the fourth quarter of 2010 was $0.42 based on weighted average shares outstanding during the quarter of 14.9 million, compared to $0.39 per share during the fourth quarter of 2009.
The Company’s net increase in net assets resulting from operations was $7.2 million during the fourth quarter of 2010, as compared to $8.3 million during the fourth quarter of 2009. The Company’s net increase in net assets resulting from operations was $0.48 per share during the fourth quarter of 2010, based on weighted average shares outstanding during the quarter of 14.9 million, as compared to $0.80 per share during the fourth quarter of 2009.

Full Year 2010 Results
For the year ended December 31, 2010, total investment income was $36.0 million, compared to total investment income of $27.8 million for the year ended December 31, 2009, representing an increase of 29.6%. Total investment income in 2010 consisted of $35.7 million of loan interest, fee, dividend income and PIK interest income and $0.3 million of interest income from cash on hand. Total investment income in 2009 consisted of $27.2 million of loan interest, fee, dividend income and PIK interest income and $0.6 million of interest income from cash on hand. During 2010, the Company’s total investment income was primarily impacted by new investments funded during the year which totaled approximately $173.6 million.
Net investment income for 2010 was $20.1 million, compared to net investment income of $14.0 million during 2009, representing an increase of 43.4%. Net investment income per share during 2010 was $1.58, based on the Company’s weighted average shares outstanding during the year of 12.8 million, compared to $1.63 per share during 2009.
For the year ended December 31, 2010, Triangle recorded net unrealized appreciation of investments, net of income taxes, in the amount of $10.9 million and a net realized loss on investments of $5.5 million, for a total net gain on investments of approximately $5.5 million. As a result of these events, the Company’s net increase in net assets resulting from operations during the year ended December 31, 2010 was $25.4 million as compared to $4.0 million for the year ended December 31, 2009. The Company’s net increase in net assets resulting from operations was $1.99 per share during 2010, based on the Company’s weighted average shares outstanding during the year of 12.8 million, compared to $0.47 per share in 2009.
The Company’s net asset value per share at December 31, 2010, was $12.09, based on total shares outstanding at December 31, 2010, of 14.9 million, as compared to the Company’s net asset value per share at December 31, 2009 of $11.03. As of December 31, 2010, the Company’s weighted average yield on all of its outstanding debt investments (other than non-accrual debt investments) was approximately 15.1%, compared to 14.7% at December 31, 2009.
Dividends and distributions per share for the year ending December 31, 2010, totaled $1.65 compared to dividends and distributions of $1.67 during 2009.
Liquidity and Capital Resources
At December 31, 2010, the Company had cash and cash equivalents totaling $54.8 million and available Small Business Administration (“SBA”) debentures of $21.6 million equating to approximately $76.4 million of liquidity. As of December 31, 2010, the Company had issued non-callable, fixed rate SBA guaranteed debentures totaling $202.5 million.
Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “Triangle continues to maintain a very healthy liquidity position, both at December 31, 2010, as well as after giving effect to our February, 2011, equity offering in which we raised approximately $63 million. We feel fortunate to be operating from a position of strength as we move into 2011.”

Dividend and Distribution Information
As previously announced, on December 1, 2010, Triangle’s Board of Directors declared a cash dividend of $0.42 per share with a record date of December 15, 2010, and a payment date of December 29, 2010.
Also as previously announced, on February 23, 2011, Triangle’s Board of Directors declared a cash dividend of $0.42 per share with a record date of March 16, 2011, and a payment date of March 30, 2011.
These were the Company’s sixteenth and seventeenth consecutive quarterly dividends since its initial public offering in February, 2007.
Portfolio Investments
During the year ended December 31, 2010, the Company made sixteen new investments totaling $140.7 million, additional debt investments in ten existing portfolio companies totaling $32.3 million, and five additional equity investments in existing portfolio companies of approximately $0.6 million. The Company also sold three investments in portfolio companies for total proceeds of approximately $5.4 million, resulting in realized gains totaling $4.1 million and converted subordinated debt investments in two portfolio companies to equity, resulting in realized losses totaling approximately $10.4 million. The Company also sold a convertible note investment in a portfolio company for proceeds of approximately $2.3 million, resulting in a realized gain of approximately $0.9 million. The Company had nine portfolio company loans repaid at par totaling approximately $43.0 million. In addition, normal principal repayments, partial loan prepayments and payment in kind interest repayments totaled approximately $7.9 million for the year ended December 31, 2010.
Previously announced investment transactions during the fourth quarter of 2010 include:
On October 29, 2010, the Company made a $10.8 million investment in Infrastructure Corporation of America (“ICA”) consisting of subordinated debt with warrants. ICA maintains public transportation infrastructure, including roadways, bridges, toll ways, rest areas and welcome centers. This investment is in support of ICA’s acquisition of full-service engineering firm Florence & Hutcheson, which adds planning, design-build, civil, geotechnical, environmental, construction engineering and inspection, and water resources to ICA’s existing services.
On October 29, 2010, Triangle made a $6.0 million subordinated debt investment in McKenzie Sports Products, LLC (“McKenzie”). McKenzie is the largest designer and manufacturer of taxidermy forms and supplies used to mount hunting and fishing trophies in the United States.
On November 12, 2010, Triangle made a $10.0 million investment in Ann’s House of Nuts, Inc. (“Anns”) and American Importing Company, Inc. (“Amport”) consisting of subordinated debt and equity. Ann’s, based in Columbia, Maryland, is the largest manufacturer and marketer of trail mixes in North America. Amport, based in Minneapolis, Minnesota, is North America’s largest private label manufacturer and marketer of dried fruits.
On November 15, 2010, the Company made a $10.6 million investment in Top Knobs USA, Inc. (“Top Knobs”) consisting of subordinated debt and equity. Top Knobs is a leading manufacturer of decorative hardware for the professional market, and offers one of the industry’s most extensive lines of premium quality cabinet, drawer, and bath knobs, pulls and other hardware.

On December 17, 2010, Triangle made a $15.7 million investment in Plantation Products, Inc. (“Plantation”) consisting of subordinated debt and equity. Plantation is a leading provider of packaged vegetable, wildflower and lawn seeds and seed starting products.
On December 29, 2010, Triangle made a $9.0 million investment in Capital Contractors, Inc. (“CCI”) consisting of subordinated debt with warrants. CCI is a provider of outsourced janitorial, repair and facilities maintenance services in the US and Canada.
On December 30, 2010, Triangle made a $9.0 million investment in SRC, Inc. (“SRC”) consisting of senior subordinated debt with warrants. SRC, a specialty chemical company based in Cleveland, Ohio, is the sole North American producer of low-moisture anhydrous magnesium chloride and fused magnesium flux and is also a provider of blended magnesium flux and magnesium chloride solution.
Investments subsequent to quarter end are summarized as follows:
On February 11, 2011, the Company made a $10.0 million subordinated debt investment in Pomeroy IT Solutions, Inc. (“Pomeroy”). Headquartered in Hebron, KY, Pomeroy is a provider of information technology infrastructure outsourcing services.
On February 28, 2011, Triangle made an $8.8 million investment in Captek Softgels, Inc. (“Captek”) consisting of subordinated debt and equity. Captek is an integrated manufacturer, packager and marketer of custom designed softgel nutraceutical products. The Company provides standard and customized formulations under contract manufacturing relationships for leading global brands in the United States.
Annual Meeting of Stockholders
The 2011 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at The Woman’s Club of Raleigh, 3300 Woman’s Club Drive, Raleigh, NC 27612 on Wednesday, May 4, 2011, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on March 3, 2011.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 million - $15.0 million per transaction in companies with annual revenues between $20.0 million and $100.0 million and EBITDA between $3.0 million and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements
This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
###

Triangle Capital Corporation
Consolidated Balance Sheets

	December 31,
	2010	2009

Assets
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $244,197,828 and $143,239,223 at December 31, 2010 and 2009, respectively)	$245,392,144	$138,281,894
Affiliate investments (cost of $60,196,084 and $47,934,280 at December 31, 2010 and 2009, respectively)	55,661,878	45,735,905
Control investments (cost of $19,647,795 and $18,767,587 at December 31, 2010 and 2009, respectively)	24,936,571	17,300,171

Total investments at fair value	325,990,593	201,317,970
Cash and cash equivalents	54,820,222	55,200,421
Interest and fees receivable	867,627	676,961
Prepaid expenses and other current assets	119,151	286,790
Deferred financing fees	6,200,254	3,540,492
Property and equipment, net	47,647	28,666

Total assets	$388,045,494	$261,051,300

Liabilities
Accounts payable and accrued liabilities	$2,268,898	$2,222,177
Interest payable	2,388,505	2,333,952
Dividends payable	—	4,774,534
Taxes payable	197,979	59,178
Deferred revenue	37,500	75,000
Deferred income taxes	208,587	577,267
SBA guaranteed debentures payable	202,464,866	121,910,000

Total liabilities	207,566,335	131,952,108

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 14,928,987 and 11,702,511 shares issued and outstanding as of December 31, 2010 and 2009, respectively)	14,929	11,703
Additional paid-in-capital	183,602,755	136,769,259
Investment income in excess of distributions	3,365,548	1,070,452
Accumulated realized gains (losses) on investments	(8,244,376)	448,164
Net unrealized appreciation (depreciation) of investments	1,740,303	(9,200,386)

Total net assets	180,479,159	129,099,192

Total liabilities and net assets	$388,045,494	$261,051,300

Net asset value per share	$12.09	$11.03

Triangle Capital Corporation
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008

Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$24,187,140	$16,489,943	$12,381,411
Affiliate investments	4,140,469	4,441,399	3,478,644
Control investments	1,333,385	1,142,764	1,434,687

Total loan interest, fee and dividend income	29,660,994	22,074,106	17,294,742

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	4,449,358	3,114,325	2,657,281
Affiliate investments	1,059,069	1,539,776	665,817
Control investments	471,431	420,718	438,688

Total paid-in-kind interest income	5,979,858	5,074,819	3,761,786
Interest income from cash and cash equivalent investments	344,642	613,057	302,970

Total investment income	35,985,494	27,761,982	21,359,498

Expenses:
Interest expense	7,350,012	6,900,591	4,227,851
Amortization of deferred financing fees	796,994	363,818	255,273
General and administrative expenses	7,689,015	6,448,999	6,254,096

Total expenses	15,836,021	13,713,408	10,737,220

Net investment income	20,149,473	14,048,574	10,622,278

Net realized gain (loss) on investments—Non Control / Non-Affiliate	(1,623,104)	448,164	(1,393,139)
Net realized loss on investment—Affiliate	(3,855,769)	—	—
Net realized gain on investment—Control	—	—	2,828,747
Net unrealized appreciation (depreciation) of investments	10,940,689	(10,310,194)	(4,286,375)

Total net gain (loss) on investments before income taxes	5,461,816	(9,862,030)	(2,850,767)
Provision for taxes	220,740	149,841	133,010

Net increase in net assets resulting from operations	$25,390,549	$4,036,703	$7,638,501

Net investment income per share—basic and diluted	$1.58	$1.63	$1.54

Net increase in net assets resulting from operations per share—basic and diluted	$1.99	$0.47	$1.11

Dividends declared per common share	$1.61	$1.62	$1.44

Capital gains distributions declared per common share	$0.04	$0.05	—

Weighted average number of shares outstanding—basic and diluted	12,763,243	8,593,143	6,877,669

Triangle Capital Corporation
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net increase in net assets resulting from operations	$25,390,549	$4,036,703	$7,638,501
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(173,581,930)	(48,475,570)	(93,054,022)
Repayments received/sales of portfolio investments	54,914,835	21,431,698	20,968,397
Loan origination and other fees received	3,351,568	952,500	1,686,996
Net realized (gain) loss on investments	5,478,873	(448,164)	(1,435,608)
Net unrealized (appreciation) depreciation on investments	(10,572,009)	10,576,873	3,516,855
Deferred income taxes	(368,680)	(266,680)	769,519
Paid—in—kind interest accrued, net of payments received	(2,269,307)	(2,165,015)	(1,783,288)
Amortization of deferred financing fees	796,994	363,818	255,273
Accretion of loan origination and other fees	(1,268,839)	(663,506)	(515,289)
Accretion of loan discounts	(701,268)	(421,495)	(169,548)
Accretion of discount on SBA guaranteed debentures payable	50,948	—	—
Depreciation expense	19,554	22,548	16,681
Stock-based compensation	1,151,576	701,601	275,311
Changes in operating assets and liabilities:
Interest and fees receivable	(215,212)	2,867	(374,669)
Prepaid expenses	167,639	(191,465)	(47,848)
Accounts payable and accrued liabilities	46,721	613,268	464,687
Interest payable	54,553	452,191	1,183,026
Deferred revenue	(37,500)	75,000	—
Taxes payable	138,801	28,742	(22,162)

Net cash used in operating activities	(97,452,134)	(13,374,086)	(60,627,188)

Cash flows from investing activities:
Purchases of property and equipment	(38,535)	(3,194)	(30,535)

Net cash used in investing activities	(38,535)	(3,194)	(30,535)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	102,803,918	6,800,000	78,100,000
Repayments of SBA guaranteed debentures payable	(22,300,000)	—	—
Financing fees paid	(3,456,756)	(358,900)	(2,801,524)
Proceeds from public stock offerings, net of expenses	41,212,968	47,332,682	—
Common stock withheld for payroll taxes upon vesting of restricted stock	(234,912)	(66,900)	—
Cash dividends paid	(20,466,584)	(11,970,102)	(9,235,216)
Cash distributions paid	(448,164)	(352,366)	—

Net cash provided by financing activities	97,110,470	41,384,414	66,063,260

Net increase (decrease) in cash and cash equivalents	(380,199)	28,007,134	5,405,537
Cash and cash equivalents, beginning of year	55,200,421	27,193,287	21,787,750

Cash and cash equivalents, end of year	$54,820,222	$55,200,421	$27,193,287

Supplemental Disclosure of cash flow information:
Cash paid for interest	$7,244,511	$6,448,400	$3,044,825

Summary of non-cash financing transactions:
Dividends declared but not paid	$—	$4,774,534	$2,766,945